Exhibit 16.1




March 31, 2006


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated April 5, 2006, of A.P. Pharma, Inc. and are in agreement with the statements contained in the first, second, third and fourth paragraphs on page two therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.


                             /s/Ernst & Young LLP